Sub-Item 77D: Policies with respect to security investments

Effective April 2, 2012, the Goldman Sachs Absolute Return Tracker Fund
(the ART Fund) no longer seeks to
achieve investment results that approximate the performance of the Goldman Sachs Absolute Return Tracker Index
(the GS-ART Index). The ART Funds investment objective and strategies changed accordingly. Additionally, the ART Fund is no longer classified as non-diversified, as defined under
Section 5(b) of the Investment Company
Act of 1940. The new investment objective and strategies, and the ART Funds change in status to diversified, are described in Post-Effective Amendment No. 319 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on March 30, 2012 (Accession No. 0000950123-12-005559), which is incorporated herein by reference.